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FOR IMMEDIATE RELEASE

Aaron’s, Inc. Responds to Misleading and Inaccurate Letter Published by Vintage Capital Management

ATLANTA, April 30, 2014 – Aaron’s, Inc. (NYSE: AAN), the leading lease-to-own specialty retailer that offers flexible payment options for credit-challenged individuals, today announced that the Chairman of its Board of Directors, Ray Robinson, has sent a letter to Brian R. Kahn, Managing Member of Vintage Capital Management LLC (“Vintage”), in response to the misleading and inaccurate letter published by Vintage on April 29, 2014.

Following is the full text of the letter:

April 30, 2014

Brian R. Kahn, Managing Member

Vintage Capital Management LLC

4705 S Apopka Vineland Rd

Orlando, FL 32819

Dear Brian:

I have received your letter dated April 29, 2014, and I am both disappointed and frustrated that you would choose to disclose an account of discussions that we mutually agreed would remain confidential. As you know, we reached out to you in good faith to attempt to negotiate a settlement to avoid a costly, distracting and unnecessary proxy contest that you have initiated and that is not in the best interests of all of Aaron’s shareholders.

We would like nothing better than to be able to focus our full attention on integrating our recent purchase of Progressive Finance and implementing the initiatives we have announced to maximize returns on our existing core business. Unfortunately, given the grossly inaccurate and misleading nature of your letter, I can see no alternative but to make sure that Aaron’s shareholders understand the following facts:

•	As you know, in order to avoid a proxy contest, I did propose that the Board would consider adding you as a director, subject to the resolution of the antitrust and fiduciary duty concerns presented by your control of Buddy’s Home Furnishings, a direct competitor of Aaron’s. Accordingly, you agreed to resolve our antitrust and fiduciary duty concerns by resigning from all operational control of Buddy’s and from its board, in order to be named an Aaron’s director.

•	You confirmed that you were aware of the concerns about the circumstances of Ken Butler’s departure from Aaron’s, as well as the details of Mr. Butler’s separation agreement. You stated that you understood those concerns and, as a result, early in our discussions, you felt it was appropriate to remove Mr. Butler from your slate of nominees.

•	We proposed that you agree not to engage in a proxy contest until after the Aaron’s 2015 Annual Meeting, to allow us to focus on the integration of Progressive into our business. The last I heard from you, you indicated you were thinking through the circumstances under which you would consider such an arrangement.

We entered into discussions with you because we believed it was prudent to explore whether we could find a path forward that made sense for Aaron’s and our shareholders. However, as a result of our discussions, your statements and proposals have raised significant concerns on the part of the Aaron’s Board that you are interested in obtaining some sort of personal economic advantages through your dealings with Aaron’s. In particular, we are concerned that your interests with regard to the controlling investment you hold in Buddy’s, a direct competitor of Aaron’s, motivates the desire on your part to attempt to acquire all or parts of Aaron’s business, or to leverage Aaron’s supply chain and distribution infrastructure, at a price advantageous to you or without paying anything to gain such advantages. This is consistent with the comments you made to us and similar to your recent comments reported by the media: “‘If we own Aaron’s, we can very rapidly open Buddy Stores’ by using its distribution network and existing merchandise, he said.”1

We have engaged Spencer Stuart to assist us as we continue to prioritize refreshing the Board to add to the overall skills and experience represented by our directors, and in that regard, have added three new independent directors in the last four years. I will continue to meet with many of Aaron’s other shareholders to listen to their views and feedback on the path forward for Aaron’s. I am confident they will agree that creating a path for you to take control of the Company through a multi-year proxy fight without paying for it, let alone paying a fair premium, is not in the best interests of all of Aaron’s shareholders.

Sincerely,

/s/ Ray Robinson

Ray Robinson

Chairman of the Board of Directors

Aaron’s, Inc.

Greenberg Traurig, LLP is serving as lead legal advisor and The Blackstone Group and Goldman, Sachs & Co. are serving as financial advisors to Aaron’s.

About Aaron’s, Inc.

Aaron’s, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, has more than 2,130 Company-operated and franchised stores in 48 states and Canada. Founded in 1955 by entrepreneur and Chairman Emeritus R. Charles Loudermilk, Sr. and headquartered in Atlanta, Aaron’s has been publicly traded since 1982. For more information, visit www.aarons.com. Aaron’s, Inc. includes the Aarons.com and ShopHomeSmart.com brands.

Additional Information and Where To Find It

This communication may be deemed to be solicitation material in connection with the Company’s 2014 Annual Meeting of Shareholders. The Company has filed a preliminary Proxy Statement with the U.S. Securities and Exchange Commission (the “SEC”) and will file with the SEC a definitive Proxy Statement and other materials in connection with the 2014 Annual Meeting of Shareholders. SHAREHOLDERS ARE URGED TO READ THE COMPANY’S PROXY STATEMENT AND ACCOMPANYING PROXY CARD FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS, AS WELL AS OTHER DOCUMENTS FILED

[1]	Bloomberg News, 7 March 2014

WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain these documents free of charge at the SEC’s website, http://www.sec.gov, and at the Investor Relations section of the Company’s website, http://www.aarons.com. The definitive Proxy Statement for the 2014 Annual Meeting of Shareholders will be mailed to shareholders of the Company.

Participants in Solicitation

The Company and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders. Information concerning such participants and their direct or indirect interests, including their beneficial ownership in the Company, is available in the Company’s preliminary Proxy Statement for the 2014 Annual Meeting of Shareholders filed with the SEC on April 28, 2014, and will be set forth in the definitive Proxy Statement and other materials to be filed with the SEC in connection with the 2014 Annual Meeting of Shareholders when it becomes available. Information regarding the direct and indirect beneficial ownership of the Company’s directors and executive officers in the Company’s securities is also included in their respective SEC filings on Forms 3, 4 and 5. Shareholders are advised to read the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders and other relevant documents, because they contain important information. You can obtain free copies of these documents from the Company as described above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron’s, Inc.’s that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, forecasts and assumptions of Aaron’s that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include: changes in general economic conditions; the impact of competition; the impact of litigation; changes to customer demand; Aaron’s ability to maintain customer privacy and information security; the cost and time required of Aaron’s management and employees and general disruption to Aaron’s operations associated with responding to any potential proxy contest; the ability to achieve expected synergies and operating efficiencies from the acquisition of Progressive Finance Holdings, LLC (“Progressive”); the ability to successfully integrate Progressive’s operations; revenues following the Progressive acquisition may be lower than expected; operating costs, customer loss and business disruption may be greater than expected following the Progressive acquisition; the retention of certain key employees at Progressive; the amount of the costs, fees, expenses and charges related to the Progressive acquisition, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Aaron’s assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Contacts:

Gilbert L. Danielson

Executive Vice President, Chief Financial Officer

404-231-0011

Garet Hayes

Director of Public Relations

678-402-3863

Steve Frankel / Tim Lynch / James Golden

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449